SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Nordstrom, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[NORDSTROM LOGO]

April 17, 2003

Dear Shareholders:

On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Shareholders on Tuesday, May 20, 2003, at 11:00 a.m., Pacific Daylight Time, to be held in the John W. Nordstrom Room, Downtown Seattle Nordstrom, 1617 Sixth Avenue, 5th Floor, Seattle, Washington, 98101-1742.

In addition to the matters described in the Notice of Annual Meeting and Proxy Statement, there will be a report on the progress of the Company and an opportunity to ask questions of general interest to you as a Shareholder.

YOUR VOTE IS VERY IMPORTANT. I encourage you to sign and return the enclosed Proxy in the envelope provided so that your shares will be represented and voted at the Annual Meeting even if you cannot attend. If you hold shares in more than one account, you must vote each proxy or voting instruction card you receive to ensure that all shares you own are voted. You may change your vote by voting in person at the meeting or by submitting another proxy that is dated later. For all methods of voting, the last vote cast will supercede all previous votes.

I hope you will be able to join us. We look forward to seeing you in Seattle.

Sincerely yours,

-s- BLAKE W. NORDSTROM

Blake W. Nordstrom
President

Nordstrom, Inc 1617 Sixth Avenue Seattle, Washington 98101-1742

Notice of Annual Meeting of Shareholders	To the Shareholders of Nordstrom, Inc.:

The Annual Meeting of Shareholders of Nordstrom, Inc. will be held on Tuesday, May 20, 2003, at 11:00 a.m., Pacific Daylight Time, in the John W. Nordstrom Room, Downtown Seattle Nordstrom, 1617 Sixth Avenue, 5th Floor, Seattle, Washington, 98101-1742 for the following purposes:

1. To elect ten directors to hold office until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2. To ratify the appointment of auditors;

3. To vote on a Shareholder proposal regarding expensing stock options, if it is properly presented at the meeting; and

4. To transact such other business as may properly come before the meeting and at any convening or reconvening of the meeting following a postponement or adjournment thereof.

Holders of shares of Common Stock of record at the close of business on March 17, 2003 are entitled to notice of, and to vote on the matters that will be presented, at the meeting.

The Board recommends that Shareholders vote FOR the director nominees named in the accompanying Proxy Statement, FOR Proposal 2 and AGAINST Proposal 3.

Shareholders are cordially invited to attend the meeting in person. Those who are hearing impaired or require other assistance should contact the Corporate Secretary’s office at 206-303-2541 regarding your requirements to participate in the meeting.

By order of the Board of Directors,

David L. Mackie
Vice President and Corporate Secretary

Seattle, Washington
April 17, 2003

Whether or not you intend to be present at the meeting, you are encouraged to sign and date the enclosed Proxy and return it promptly in the envelope provided.

Proxy Statement Approximate Mailing Date: April 17, 2003	This Proxy Statement is furnished to the Shareholders of Nordstrom, Inc. in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders to be held on May 20, 2003 and at any adjournment or postponement of the meeting. If the enclosed Proxy is executed and returned, it will be voted in accordance with the instructions given, but may be revoked at any time if it has not been exercised by voting in person at the Annual Meeting, submitting another proxy that is dated later, or notifying the Corporate Secretary in writing. If no contrary instruction is indicated on the Proxy, then each Proxy will be voted for Proposals 1 and 2, and, if it is presented, against Proposal 3, and may be voted on such other matters as may properly come before the Annual Meeting.

Only holders of the Company’s Common Stock are entitled to vote at the Annual Meeting. There were 135,457,544 shares of Common Stock outstanding as of March 17, 2003, the record date for the Annual Meeting. Shareholders are entitled to one vote for each share of Common Stock held of record at the close of business on March 17, 2003. Under Washington law and the Company’s Bylaws, a quorum consisting of a majority of the shares eligible to vote must be represented in person or by proxy to elect directors and to transact any other business that may properly come before the Annual Meeting.

For election of directors, the nominees elected will be those receiving the greatest number of votes cast by the shares entitled to vote, up to the number of directors to be elected. Any action other than a vote for a nominee will have the effect of voting against that nominee. The appointment of auditors will be ratified and the Shareholder proposal will be adopted if the votes cast in favor of the respective action exceed the votes cast against it. Abstentions and nonvotes by brokers will have no effect since such actions do not represent votes cast by Shareholders.

Security Ownership of Certain Beneficial Owners and Management	The following table sets forth, as of March 17, 2003 the number of shares of Common Stock held by beneficial owners of more than five percent of the Company’s Common Stock, by directors, by the Named Executive Officers shown in the Summary Compensation Table beginning on page 8 and by all directors and executive officers of the Company as a group:

	Amount and
	Nature of
	Beneficial		Percent
Name of Beneficial Owner	Ownership		of Class

Dodge & Cox	18,238,247	(a)	13.46%
One Sansome St., 35th Floor San Francisco, California 94104-4436
Elmer and Katharine Nordstrom	10,916,552	(b)	8.06%
Family Interests, L.P. c/o 1617 Sixth Avenue Seattle, Washington 98101-1742
Bruce A. Nordstrom	10,780,141	(c)	7.96%
c/o 1617 Sixth Avenue Seattle, Washington 98101-1742
D. Wayne Gittinger	10,505,960	(d)	7.76%
1420 Fifth Avenue, Suite 4100
Seattle, Washington 98101-2338
John N. Nordstrom	3,533,753	(e)	2.61%
Blake W. Nordstrom	1,180,991	(f)	*
Peter E. Nordstrom	1,137,907	(g)	*
John A. McMillan	315,171		*
James R. O’Neal	122,352	(h)	*
Joel T. Stinson	85,101	(i)	*
Michael G. Koppel	36,800	(j)	*
William D. Ruckelshaus	18,351		*
Alfred E. Osborne, Jr.	13,201	(k)	*
Alison A. Winter	11,938	(l)	*
Bruce G. Willison	7,839	(m)	*
Enrique Hernandez, Jr.	6,273	(n)	*
Stephanie M. Shern	1,195		*
Jeanne P. Jackson	1,130		*
Directors and executive officers as a group (32 persons)	40,687,912	(o)	29.70%

*	Does not exceed 1% of the Company’s outstanding Common Stock.

(a) Based on an amended Schedule 13G filed on February 13, 2003 pursuant to the Securities Exchange Act of 1934, as amended (Exchange Act), which indicates that Dodge & Cox has sole investment power with respect to all of these shares, sole voting power with respect to 16,632,347 shares and shared voting power with respect to 376,600 shares.
(b) The general partners of this partnership are the Estate of Katharine J. Nordstrom (John N. Nordstrom, executor), the Elected Marital Trust under the Will of Elmer J. Nordstrom (John N. Nordstrom, trustee), the James F. Nordstrom Interests, L.P. and the John N. Nordstrom Interests, L.P. The general partners of the James F. Nordstrom Interests, L.P. are Sally A. Nordstrom, the James F. Nordstrom Residuary Trust (Sally A. Nordstrom, trustee), J. Daniel Nordstrom and William E. Nordstrom. The general partners of the John N. Nordstrom Interests, L.P. are John N. Nordstrom, Sally B. Nordstrom and James A. Nordstrom. Each of these entities and individuals are deemed to beneficially own the shares held by the Elmer and Katharine Nordstrom Family Interests, L.P. Each of the general partners disclaims beneficial ownership of the shares held by the Elmer and Katharine Nordstrom Family Interests, L.P. that exceeds the greater of their proportionate interest in their respective profits or capital account of the partnership.
(c) Includes 93,388 shares held by his wife individually and 4,245,280 shares held by trusts of which he is a trustee and beneficiary. Does not include 3,485,564 shares held by trusts of which he is a co-trustee.
(d) Includes 6,946,771 shares held by his wife individually; 1,094 shares held by his wife in the Company’s 401(k) Plan; 777,600 shares held by a trust of which his wife is a trustee and beneficiary; and 2,750,760 shares held by a trust of which his wife is the beneficiary.
(e) Includes 161,610 shares held by his wife individually; 4,012 shares held by trusts of which he is the trustee; and 2,780,000 shares held by the John N. Nordstrom Interests, L.P. of which he is a general partner. John N. Nordstrom disclaims beneficial ownership of the shares held by the John N. Nordstrom Interests, L.P. that exceed the greater of his proportionate interest in the profits or capital account of the partnership. Does not include any of the shares held by the Elmer and Katharine Nordstrom Family Interests, L.P. of which he is deemed a beneficial owner.
(f) Includes 183,562 shares held by his wife individually; 22,414 shares held by trusts of which he is a trustee; 5,987 shares held in a custodial account of which he is the custodian; 178,584 shares that may be acquired within 60 days of March 17, 2003 under the 1987 and 1997 Stock Option Plans; and 27,104 shares held by him in the Company’s 401(k) Plan.
(g) Includes 150,898 shares that may be acquired within 60 days of March 17, 2003 under the 1987 and 1997 Stock Option Plans and 8,316 shares held by him in the Company’s 401(k) Plan. Does not include 28,949 shares held by trusts of which he is the trustee.
(h) Includes 83,360 shares that may be acquired by him and 36,858 shares that may be acquired by his wife within 60 days of March 17, 2003 under the 1987 and 1997 Stock Option Plans; 1,248 shares held by him in the Company’s 401(k) Plan; and 882 shares held by his wife in the Company’s 401(k) Plan.
(i) Includes 80,640 shares that may be acquired within 60 days of March 17, 2003 under the 1987 and 1997 Stock Option Plans and 1,063 shares held by him in the Company’s 401(k) Plan. Mr. Stinson has announced his retirement from the Company effective in May 2003.
(j) Includes 32,686 shares that may be acquired within 60 days of March 17, 2003 under the 1997 Stock Option Plan.
(k) Includes 600 shares held by his wife; 150 shares held by his wife for the benefit of child; and 2,400 shares held by a corporation of which he is the sole shareholder.
(l) Includes 9,000 shares held by a trust of which she and her spouse are trustees and beneficiaries; 100 shares held by her son in an account over which she shares investment power; 100 shares held by her daughter in an account over which she shares investment power; and 100 shares held by her husband in a retirement account over which she shares investment power.
(m) Includes 4,000 shares held by a trust of which he and his spouse are trustees and beneficiaries.
(n) Does not include 100,000 stock appreciation units granted under the Directors Deferred Compensation Plan, each of which is convertible at any time upon his election or when he ceases to be a member of the Board of Directors, into a dollar amount equal to the difference in the value of a share of Common Stock on the date the stock appreciation unit was awarded and the value of a share of Common Stock on the date the stock appreciation unit is converted.
(o) Includes 10,916,552 shares held by the Elmer and Katharine Nordstrom Family Interests, L.P. and 2,780,000 shares held by the John N. Nordstrom Interests, L.P. Also includes 1,536,642 shares that may be acquired within 60 days of March 17, 2003 by the executive officers as a group under the 1987 and 1997 Stock Option Plans, and 61,820 shares held by participating executive officers in the Company’s 401(k) Plan.

Proposal 1: Election of Directors	Ten directors will be elected at the Annual Meeting, each to hold office until the next Annual Meeting and until a successor has been duly elected and qualified. Bruce G. Willison, who has served as a director since 1998, is not standing for election. Unless otherwise instructed by the Shareholder, the persons named in the enclosed Proxy intend to vote for the election of the nominees described in this Proxy Statement. All of the nominees are currently directors of the Company. If any nominee becomes unavailable for any reason, or if a vacancy should occur before the election, which events are not anticipated, the Proxy may be voted for a person to be selected by the Board of Directors.

Information related to the director nominees as of March 17, 2003 is set forth below:

	Principal Occupation and Business	Director
Name and Age	Experience for Past Five Years	Since

D. Wayne Gittinger Age 70 (a)(b)	A shareholder in a corporation that is a partner in the law firm of Lane Powell Spears Lubersky LLP	1971
Enrique Hernandez, Jr. Age 47	President and Chief Executive Officer of Inter-Con Security Systems, Inc., a worldwide security and facility support services provider, and Co- Founder and Principal Partner of Interspan Communications, a television broadcasting company serving Spanish-speaking audiences. Mr. Hernandez is also a director of McDonald’s Corporation, Wells Fargo & Company and Tribune Company.	1997
Jeanne P. Jackson Age 51	Founder and General Partner of MSP Capital, a consulting and investment firm. Former Chief Executive Officer of Walmart.com, a subsidiary of Wal-Mart Stores, Inc., a discount retailer, and former President and Chief Executive Officer of Banana Republic, a Gap, Inc. brand and retail clothing store chain. Ms. Jackson is also a director of McDonald’s Corporation, Nike, Inc. and Williams-Sonoma, Inc.	2002
John A. McMillan Age 71	Retired (formerly Co-Chairman of the Board of Directors of the Company). Mr. McMillan is also a director of Lion, Inc.	1966
Bruce A. Nordstrom Age 69 (b)	Chairman of the Board of Directors of the Company	1966
John N. Nordstrom Age 66 (b)	Retired (formerly Co-Chairman of the Board of Directors of the Company)	1966
Alfred E. Osborne, Jr. Age 58	Director of the Harold Price Center for Entrepreneurial Studies and Associate Professor of Business Economics, The Anderson School at UCLA. Dr. Osborne is also a director of Equity Marketing, Inc., K2, Inc. and First Pacific Advisors New Income, Crescent and Capital Funds, and a trustee of the WM Group of Funds.	1987

	Principal Occupation and Business	Director
Name and Age	Experience for Past Five Years	Since

William D. Ruckelshaus Age 70	A Strategic Director of Madrona Venture Group, an investment firm. Mr. Ruckelshaus is also a director of Cummins Engine Company, Pharmacia Corporation, Solutia Inc. and Weyerhaeuser Company. He was also a director of the Company from 1978 to 1983.	1985
Stephanie M. Shern Age 55	Former Vice Chair and Global Director of Retail and Consumer Products for Ernst & Young LLP, former Management Committee member of Ernst & Young LLP, and former Vice Chair of Marketing for Ernst & Young LLP. Mrs. Shern is also a director of GameStop Corp., Galyan’s Trading Co., Inc., Nextel Communications, Inc. and The Scotts Company.	2002
Alison A. Winter Age 56	President for Northeast Personal Financial Services with The Northern Trust Corporation. Formerly President for Midwest Personal Financial Services and prior to that President and Chief Executive Officer of the Northern Trust of California.	2001

(a) D. Wayne Gittinger is a shareholder in a corporation that is a partner in the law firm of Lane Powell Spears Lubersky LLP, which rendered legal services to the Company during the fiscal year ended January 31, 2003.

(b) Bruce A. Nordstrom is a brother-in-law of D. Wayne Gittinger and a cousin of John N. Nordstrom. Mr. Bruce A. Nordstrom’s sons are Blake W. Nordstrom, the President of the Company, and Erik B. Nordstrom and Peter E. Nordstrom, each of whom is an Executive Vice President of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED IN THE ABOVE TABLE.

Board of Directors and Board Committees	The Board of Directors maintains an Audit Committee, a Compensation and Stock Option Committee, a Corporate Governance and Nominating Committee and a Finance Committee. During the past year, the Board of Directors held five meetings and Committees of the Board of Directors held a total of 22 meetings. Overall attendance at such meetings was 97%. Each director attended more than 75% of the aggregate of all meetings of the Board of Directors and the Committees on which he or she served during the year.

Audit Committee. Current members of the Audit Committee are Enrique Hernandez, Jr., Chair, Jeanne P. Jackson, Alfred E. Osborne, Jr., William D. Ruckelshaus, Stephanie M. Shern and Alison A. Winter, each of whom has been determined by the Board of Directors to be an “independent” director as defined under proposed rules of the New York Stock Exchange. The Audit Committee has at least one “audit committee financial expert” as that term is defined by Securities and Exchange Commission rules. That individual is Stephanie M. Shern. Mrs. Shern currently serves on the audit committees of three public companies, including the Company’s Audit Committee, and is expected to be appointed to serve on a fourth such committee in the next month. The Board of Directors has determined that this simultaneous service does not impair her ability to effectively serve on the Audit Committee.

During the past year there were four regularly scheduled meetings of the Audit Committee and six others conducted via teleconference. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibility by reviewing and appraising the following:

• the accounting, auditing and financial reporting processes of the Company;

• the management of business and financial risk and the internal controls environment;

• the Company’s compliance with legal and regulatory requirements;

• the effectiveness and efficiency of operations;

• the integrity of the Company’s financial statements;

• reports resulting from the performance of audits by the independent auditor and the internal auditor;

• the qualifications, independence and performance of the Company’s independent auditors; and

• the performance of the Company’s internal audit function.

The Committee meets periodically with the independent auditors, management and the internal auditors to review accounting, auditing, internal accounting controls, financial reporting matters and compliance with laws and regulations. The Committee also meets privately with each of the independent auditors, the Chief Financial Officer and the internal auditors.

Compensation and Stock Option Committee. Current members of the Compensation and Stock Option Committee are William D. Ruckelshaus, Chair, Enrique Hernandez, Jr., Jeanne P. Jackson, Alfred E. Osborne, Jr., Bruce G. Willison and Alison A. Winter, each of whom has been determined by the Board of Directors to be an “independent” director as defined under proposed rules of the New York Stock Exchange. During the past year there were four meetings of the Compensation and Stock Option Committee. The Committee is responsible, subject to the approval of the Board of Directors when applicable, for the following:

• evaluating annually the Company’s goals and objectives relative to the President’s compensation and evaluating the President’s performance in light of these goals and objectives;

• conducting annual performance evaluations of the Company’s executive officers;

• establishing guidelines for a compensation strategy for executives and measuring the performance of the executive officers against these guidelines;

• reviewing and making recommendations to the Board of Directors respecting cash and equity-based compensation plans; and

• reviewing and approving any benefit plans, retirement and deferred compensation or other perquisites offered to executive officers.

Corporate Governance and Nominating Committee. Current members of the Corporate Governance and Nominating Committee are Alfred E. Osborne, Jr., Chair, D. Wayne Gittinger, Enrique Hernandez, Jr. and William D. Ruckel-

shaus. During the past year the Corporate Governance and Nominating Committee held four meetings. The Committee is responsible for:

• reviewing and recommending individuals to the Board of Directors for nomination as members of the Board of Directors and its Committees;

• reviewing possible conflicts of interest of Board members and the Company’s executive officers;

• developing and recommending to the Board of Directors corporate governance guidelines applicable to the Company; and

• reviewing and administering the Company’s Code of Business Conduct and Ethics.

The Committee will consider recommendations by Shareholders for vacancies on the Board of Directors. Suggestions may be submitted to the Corporate Secretary.

Finance Committee. Current members of the Finance Committee are Alison A. Winter, Chair, D. Wayne Gittinger, John A. McMillan, John N. Nordstrom, Alfred E. Osborne, Jr. and Bruce G. Willison. During the past year the Finance Committee held four meetings. The Committee is primarily responsible for:

• assisting the Board of Directors in fulfilling its oversight responsibilities with respect to the Company’s capital structure, financial policies, capital investments, business and financial planning and related matters; and

• reviewing the Company’s tax strategies, banking relationships, borrowing facilities and cash management, and relationships with rating agencies.

Compensation of Directors	Directors are paid a yearly retainer of $45,000, a fee of $1,500 for each Board of Directors meeting attended ($500 for telephonic participation), and a fee of $1,000 for each Board Committee meeting attended ($500 for telephonic participation). Directors also receive an annual award of Company Common Stock having a value of $45,000 and are reimbursed for reasonable travel expenses incurred in connection with the performance of their duties as directors. All directors and their immediate families are also eligible to participate in the Company’s merchandise discount program.

In addition, (i) the Audit Committee Chair and members are paid a yearly retainer of $5,000 and $2,500, respectively; (ii) the Compensation and Stock Option Committee Chair and members are paid a yearly retainer of $5,000 and $2,500, respectively; (iii) the Corporate Governance and Nominating Committee Chair and members are paid a yearly retainer of $3,000 and $1,500, respectively; and (iv) the Finance Committee Chair and members are paid a yearly retainer of $3,000 and $1,500, respectively.

Enrique Hernandez, Jr. serves as outside lead director. For such services, Mr. Hernandez was granted 37,500 Nordstrom stock appreciation units on January 22, 2003 under the Directors Deferred Compensation Plan. Each such stock appreciation unit is convertible at any time upon his election or when he ceases to be a member of the Board of Directors, into a dollar amount equal to the difference in the value of a share of Common Stock on the date the stock appreciation unit was awarded and the value of a share of Common Stock on the date the stock appreciation unit is converted. Mr. Hernandez also may use a Company airplane up to four times a year for domestic travel, but is responsible for all income taxes associated with this benefit.

Compensation of Executive Officers in the Year Ended January 31, 2003	Summary Compensation Table

The following table summarizes compensation paid or accrued by the Company for services rendered by the President and the four other most highly compensated executive officers (Named Executive Officers) for the periods indicated:

	Annual Compensation					Long-Term Compensation

						Value of	Number
	Fiscal				Other Annual	Performance	of Stock	All Other
Name and Principal Position	Year(a)		Salary	Bonus	Compensation(b)	Shares(c)	Options	Compensation(d)

Blake W. Nordstrom	2002		$683,333	$975,000	$0	$300,009	53,233	$10,931
President	2001		$580,000	$0	$1,491	$299,250	81,579	$31,108
	2000	(e)	$433,333	$0	$2,822	$139,995	19,765	$25,097

Joel T. Stinson	2002		$416,667	$493,920	$0	$199,989	35,489	$26,109
Executive Vice	2001		$393,333	$185,000	$0	$174,572	41,447	$42,354
President	2000		$306,220	$24,420	$2,849	$89,378	12,618	$25,027

James R. O’Neal	2002		$325,000	$418,716	$102,501	$162,507	28,835	$187,736
Executive Vice	2001		$319,583	$34,320	$116,531	$86,450	20,526	$187,987
President	2000		$300,833	$26,995	$8,875	$104,996	14,824	$24,226

Michael G. Koppel	2002		$345,833	$350,700	$459	$162,507	28,835	$25,215
Executive Vice	2001	(f)	$294,792	$78,300	$2,486	$156,608	48,487	$23,249
President	2000		$238,333	$115,337	$13,372	$65,004	9,176	$42,116

Peter E. Nordstrom	2002		$370,833	$264,600	$0	$175,009	31,053	$25,738
Executive Vice	2001		$344,167	$0	$0	$174,572	41,447	$34,776
President	2000		$329,167	$18,913	$632	$104,996	14,824	$24,986

(a) The fiscal year of the Company ended January 31, 2003.

(b) Other Annual Compensation includes amounts reimbursed for the payment of taxes resulting from the receipt of relocation, financial planning or medical benefits.

(c) These amounts represent performance share units granted to the Named Executive Officers on February 22, 2000, February 27, 2001 and February 25, 2002 (valued as of those dates, respectively). The performance share units vest on January 31, approximately three years following the date of grant to the extent that the Company’s total shareholder return exceeds that of the Company’s comparator group during the respective three-year period. As of January 31, 2003 the performance share units granted on February 22, 2000 were forfeited because the applicable vesting goals were not met. The remaining performance share units (assuming full vesting) would be valued as follows as of January 31, 2003:

• Blake W. Nordstrom: $621,929

• Joel T. Stinson: $385,019
• James R. O’Neal: $247,103
• Michael G. Koppel: $336,874
• Peter E. Nordstrom: $362,807

(d)	All Other Compensation for the fiscal year ended January 31, 2003, includes the following:

•	Profit Sharing Plan benefit: Blake W. Nordstrom: $1,965; Joel T. Stinson: $1,965; James R. O’Neal: $1,965; Michael G. Koppel: $1,310; Peter E. Nordstrom: $1,965.

•	401(k) Plan benefit: Blake W. Nordstrom: $8,000; Joel T. Stinson: $8,000; James R. O’Neal: $8,000; Michael G. Koppel: $8,000; Peter E. Nordstrom: $8,000.

•	Premiums on excess term life insurance: Blake W. Nordstrom: $966; Joel T. Stinson: $868; James R. O’Neal: $464; Michael G. Koppel: $629; Peter E. Nordstrom: $497.

•	Auto allowance: Blake W. Nordstrom: $0; Joel T. Stinson: $15,276; James R. O’Neal: $15,276; Michael G. Koppel: $15,276; Peter E. Nordstrom: $15,276. The Company has discontinued the auto allowance.

•	Relocation Expenses: James R. O’Neal: $162,031 for relocation from Virginia to Washington in 2002 and $163,473 for relocation from California to Virginia in 2001.

(e) Blake W. Nordstrom has served as President since August 31, 2000. Prior to that date he served as an Executive Vice President.

(f) Michael G. Koppel has served as an Executive Vice President since May 16, 2001. Prior to that date he served as a Vice President.

Option Grants in the Fiscal Year Ended January 31, 2003

The following table sets forth information concerning option grants during the fiscal year ended January 31, 2003 to the Named Executive Officers:

					Potential Realizable
					Value at Assumed
		Percent of			Annual Rates of Stock
		Total Options			Price Appreciation for
	Number of	Granted to	Exercise or		Option Terms
	Options	Employees in	Base Price
Name	Granted(a)	Fiscal Year	Per Share	Expiration Date	5%	10%

Blake W. Nordstrom	53,233	2.20%	$25.36	02/25/2012	$849,001	$2,151,535

Joel T. Stinson	35,489	1.47%	$25.36	02/25/2012	$566,006	$1,434,370

James R. O’Neal	28,835	1.19%	$25.36	02/25/2012	$459,883	$1,165,433

Michael G. Koppel	28,835	1.19%	$25.36	02/25/2012	$459,883	$1,165,433

Peter E. Nordstrom	31,053	1.28%	$25.36	02/25/2012	$495,257	$1,255,079

(a) Options were granted at the fair market value of the Company’s Common Stock on February 25, 2002, the date of the grant. To the extent not already exercisable, options generally become exercisable upon a sale of the Company or substantially all of its assets. These options vest and become exercisable in four equal annual installments beginning one year from the date of grant.

Option Exercises and Year End Value Table

The following table sets forth information concerning option exercises and the value of options held at January 31, 2003, by the Named Executive Officers:

					Dollar Value of
			Number of Unexercised		Unexercised, In-The-Money
	Number of		Options Held at		Options held at
	Shares	Dollar	January 31, 2003		January 31, 2003(a)
	Acquired on	Value
Name	Exercise	Realized(a)	Exercisable	Unexercisable	Exercisable	Unexercisable

Blake W. Nordstrom	5,778	$25,997	131,409	170,069	$109	$0

Joel T. Stinson	0	$0	56,581	82,827	$0	$0

James R. O’Neal	0	$0	64,434	64,036	$23	$0

Michael G. Koppel	0	$0	19,393	78,982	$583	$1,750

Peter E. Nordstrom	2,200	$3,135	120,536	115,321	$11,900	$0

(a) Dollar value is based on the market value of the Company’s Common Stock on the date of exercise or at January 31, 2003, as the case may be, minus the exercise price.

Pension Plan Table

The following table estimates annual benefits under the Supplemental Executive Retirement Plan (SERP) payable to each of the Named Executive Officers upon retirement. The estimates are based on average annual compensation and years of service without reduction for Company matching contributions under the Profit Sharing and 401(k) Plan.

	Years of Service(b)
Average Annual
Compensation(a)	10	15	20	25

$150,000	$36,000	$54,000	$72,000	$90,000
$175,000	$42,000	$63,000	$84,000	$105,000
$200,000	$48,000	$72,000	$96,000	$120,000
$225,000	$54,000	$81,000	$108,000	$135,000
$250,000	$60,000	$90,000	$120,000	$150,000
$300,000	$72,000	$108,000	$144,000	$180,000
$400,000	$96,000	$144,000	$192,000	$240,000
$450,000	$108,000	$162,000	$216,000	$270,000
$500,000	$120,000	$180,000	$240,000	$300,000
$550,000	$132,000	$198,000	$264,000	$330,000
$600,000	$144,000	$216,000	$288,000	$360,000
$650,000	$156,000	$234,000	$312,000	$390,000
$700,000	$168,000	$252,000	$336,000	$420,000

(a) The actual SERP benefit is a percentage of final average pay based on age and years of service at time of retirement. Pay is defined as base salary and bonus as reported for the Named Executive Officers. Final average pay represents the highest thirty-six months over the final sixty months of employment or the entire period of service after age 50, whichever is longer.

The target benefit is 60% of final average pay calculated as 2.4% for each year up to a maximum of 25 years. The benefit is reduced for each year that age plus years of service at time of retirement is less than 75. The benefit is offset by Company contributions under the Profit Sharing and 401(k) Plan.

(b) The credited years of service to the Company for the Named Executive Officers are:

• Blake W. Nordstrom:	26 years
• Joel T. Stinson:	26 years
• James R. O’Neal:	22 years
• Michael G. Koppel:	3 years
• Peter E. Nordstrom:	22 years

Savings Plans	The Company offers a Profit Sharing and 401(k) Plan (Plan) to all eligible employees, including the Named Executive Officers. Based on a predetermined formula, the Board of Directors approves annually an amount to be contributed by the Company to the profit sharing portion of the Plan. The amount allocated to the accounts of individual employees is based on years of service and annual pay. Enrolled employees also may defer up to 15% of their before-tax pay into the 401(k) portion of the Plan. The Company matches 100% of the employee contributions up to 4% of eligible pay. Employees direct contributions under the Plan to any of 12 investment alternatives including the Company’s Common Stock.

The Company also offers a Deferred Compensation Plan which provides eligible employees, including the Named Executive Officers, with the option to defer future salary, bonuses and earned performance shares. Employees direct contributions under this plan to any of 15 investment alternatives. The investment alternatives do not include the Company’s Common Stock.

Equity Compensation Plans	The following table provides information as of January 31, 2003 about the Company’s Common Stock that may be issued upon the exercise of options and rights that have been or may be granted to employees and members of the Board of Directors under all of the Company’s existing equity compensation plans. Certain other information required under this item is included in Note 17 of the Company’s 2002 Annual Report to Shareholders, which sections are incorporated herein by reference.

			Number of Shares Remaining
			Available For Future Issuance
			Under Equity Compensation
	Number of Shares To Be		Plans (Excluding Shares to be
	Issued Upon Exercise of	Weighted-Average Exercise	Issued Upon Exercise of
	Outstanding Options and	Price of Outstanding Options	Outstanding Options and
Plan Category	Other Rights	and Other Rights	Other Rights)

Equity compensation plans that have been approved by the Company’s Shareholders(a)	12,301,985 (b)	$25	9,018,852

Equity compensation plans that have not been approved by the Company’s Shareholders(c)	—	—	11,055

Total	12,301,985 (b)	$25	9,029,907

(a) These plans consist of the Company’s 1987 Stock Option Plan, the 1997 Stock Option Plan, the Employee Stock Purchase Plan and the 2002 Nonemployee Director Stock Incentive Plan.

(b) This number includes 415,640 performance share units. Employees do not pay a monetary consideration upon the exercise of these performance share units. The units have been included in the table with a $0 exercise price.

(c) This consists of the Pacesetters Stock Plan, used principally to award Company Common Stock to the Company’s top performing sales people.

Compensation and Stock Option Committee Report on the Fiscal Year Ended January 31, 2003	The Compensation and Stock Option Committee is made up of six directors. The Committee reviews and approves the compensation program for the President and other Company leaders.

Guiding Principles

Compensation for the President and other Company leaders is based on several guiding principles: to motivate leaders to achieve meaningful results; to reward our leaders in a way that makes sense for our culture, our business and our Shareholders; and to make decisions that are guided, but not dictated, by market pay levels and practices.

The Committee relies on these principles to oversee the compensation program and its three primary components of base salary, annual incentives and long- term performance incentives. The program is designed to focus Company leaders on the goals of the organization and to provide the greatest financial rewards when the Company and our Shareholders realize positive results.

Program Components

Base Salary. Base salary levels are targeted at the mid range of the market. As such, the emphasis for cash compensation is on annual incentives where individual and Company performance drive financial rewards. Market is defined as a combination of companies in specialty retailing and other industries depending on the position. Most of these retailing companies are included in Standard & Poor’s Retail Index referenced in the Performance Graph on page 16. In its annual base salary review, the Committee considers market information in combination with other factors including the scope of the leader’s role and the value added by the leader throughout the year.

For fiscal year 2002, the Committee increased the President’s base salary from $600,000 to $700,000. In making this change, the Committee considered Mr. Nordstrom’s progress and contributions over the previous twelve months. The achievement of financial results during that time continued to be challenging in a slow economy. Even so, the Committee was encouraged by the President’s leadership in both short- and long-term accomplishments to improve Company performance. These accomplishments included a modest increase in net sales; reduced selling, general and administrative expenses as a percentage of sales; the Company-wide roll out of a perpetual inventory system; streamlined practices for back-of-the-house operations; and changes in the leadership team to position the Company for the future.

Even with this increase in base salary, the President’s total compensation arrangement is still significantly below market for similar roles in other specialty retailers. Mr. Nordstrom asked the Committee to support this arrangement because he believes that greater emphasis should be placed on annual and long-term performance incentives, in keeping with the Company’s culture and long-term goals.

Annual Incentives. The Leadership Bonus Plan provides cash awards when pre-determined performance measures are achieved. In any year, these measures may be a combination of Company and individual focused achievements including earnings before taxes, business unit net income, comparable store sales, expense control and strategic initiatives related to a specific position or area of the Company. Each participant has a target bonus opportunity expressed as a percentage of base salary and can earn above or below that percentage depending on results. Each year, the Committee reviews and approves bonus goals and targeted bonus opportunities. Actual bonuses are based on minimum, target and stretch levels according to Company objectives. No bonus is paid until a minimum level of performance is achieved.

For fiscal year 2002, the President’s target bonus opportunity was 75% of base salary. The single measure of performance was the Company’s earnings before taxes. This measure exceeded target expectations. The Committee believes the target was exceeded in part by the President’s leadership in driving top line sales, controlling expenses, realizing efficiencies in the perpetual inventory system and regaining lost market share. The performance resulted in a bonus of $1,029,000. At Mr. Nordstrom’s request, the Committee approved a reduction in the actual amount paid to $975,000.

Long-Term Performance Incentives. Long-term performance incentives deliver financial rewards to Company leaders only when the Company’s stock price gains value over time. The incentives are granted each Febru-

ary in two forms: stock options and performance share units. The targeted value of a grant varies by position and is expressed as a percentage of base pay. The percentage represents competitive practices and is used as a guideline that may vary somewhat from grant to grant depending on the overall intended share usage and trending stock price. The Committee strongly encourages stock ownership among the Company officers to reinforce the alignment between personal and Shareholder interests.

The Committee grants long-term performance incentives under the Company’s 1997 Stock Option Plan. The non-qualified stock options are granted at fair market value and vest equally over a 4-year period with a 10-year term. Performance share units vest over a 3-year period only when the Company’s total shareholder return outperforms companies in a defined retail peer group. A portion of the units may vest if total shareholder return ranks in the upper half of the peer group. A premium is added to the vested units if the Company’s total shareholder return ranks within the top two in the peer group. Vested units are paid in cash or shares of the Company’s Common Stock at the election of the participant.

For fiscal year 2002, Mr. Nordstrom asked the Committee to support a targeted long-term incentive value for his grant that was significantly less than the market for specialty and general retailers. The Committee respectfully approved the request. In doing so, the Committee acknowledged Mr. Nordstrom’s conservative intentions for his overall total compensation and their strong support for the long-term value that Mr. Nordstrom is bringing to the Company.

For 2002, the President was granted an option to purchase 53,233 shares of Common Stock and 11,830 performance share units. The units may vest over a 3-year period ending January 31, 2005 depending on total shareholder return. The performance period for units granted to the President in fiscal year 2000 and ending January 31, 2003 did not vest because the Company’s total shareholder return did not meet minimum performance results relative to the peer group.

Internal Revenue Code Section 162(m)

Section 162(m) disallows a tax deduction to public corporations for compensation over $1,000,000 paid to the Named Executive Officers. The statue exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Committee currently structures performance-based compensation to officers who may be subject to Section 162(m) in a way that satisfies those requirements and is in the best interests of the Shareholders and the Company.

COMPENSATION AND STOCK OPTION COMMITTEE

William D. Ruckelshaus, Chair
Enrique Hernandez, Jr.
Jeanne P. Jackson
Alfred E. Osborne, Jr.
Bruce G. Willison
Alison A. Winter

Audit Committee Report on the Fiscal Year Ended January 31, 2003	The Audit Committee is composed of six directors, each of whom has been determined by the Board of Directors to be an “independent” director as defined under proposed rules of the New York Stock Exchange. In addition, the Board has selected directors for the Audit Committee based on the Board’s determination that they are financially literate, fully qualified to monitor management and our internal accounting operations and the independent auditors, and fully qualified to monitor the disclosures of the Company so that they fairly present the Company’s financial condition and results of operations. Without limiting the foregoing, the Audit Committee has at least one “audit committee financial expert” as that term is defined by Securities and Exchange Commission rules. That individual is Stephanie M. Shern. As set forth above, Mrs. Shern is independent of management.

A written charter adopted and approved by the Board of Directors governs the Audit Committee. Pursuant to a review of the relevant requirements of the Sarbanes-Oxley Act of 2002, the proposed rules of the Securities and Exchange Commission and the proposed new listing standards of the New York Stock Exchange regarding audit committee procedures and responsibilities, the Audit Committee recently revised its charter. As a result, a copy is attached as Appendix A to this Proxy Statement. As required by the charter, the Audit Committee will continue to review and reassess the charter annually and recommend any changes to the Board of Directors for approval.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent auditors, Deloitte & Touche LLP, report to the Company’s Audit Committee, and are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America. The independent auditors and the Company’s internal auditors have full access to the Audit Committee. These auditors meet with the Audit Committee at each of the Audit Committee’s regularly scheduled meetings, with and without management being present, to discuss appropriate matters.

The Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended January 31, 2003 be included in the Company’s Annual Report on Form 10-K for such fiscal year, based on the following:

• its review of the Company’s audited consolidated financial statements;

• its review of the unaudited interim financial statements prepared each quarter by the Company;

• its review of the Company’s disclosure committee practices and the certificates prepared each quarter in accordance with Sections 302 and 906 of the Sarbanes-Oxley Act of 2002;

• its discussions with management regarding the audited consolidated financial statements;

• its discussions with management regarding the critical accounting policies on which the financial statements are based, as well as its evaluation of alternative treatments;

• its receipt of management representations that the Company’s financial statements were prepared in accordance with generally accepted accounting policies;

• its discussions with outside legal counsel regarding contingent liabilities;

• its receipt of written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1; and

• its discussions with the independent auditors regarding their independence, the audited consolidated financial statements, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, and other matters.

The Audit Committee also recommended to the Board of Directors that the independent public accounting firm of Deloitte & Touche LLP be appointed the Company’s auditors for the fiscal year ending January 31, 2004.

AUDIT COMMITTEE

Enrique Hernandez, Jr., Chair
Jeanne P. Jackson
Alfred E. Osborne, Jr.
William D. Ruckelshaus
Stephanie M. Shern
Alison A. Winter

Stock Price Performance	Performance Graph

The following graph compares for each of the last five fiscal years, ending January 31, 2003, the cumulative total return of Company Common Stock, Standard & Poor’s 500 Index and Standard & Poor’s Retail Index, an index that is comprised of 35 retail companies, including the Company, representing a sector of the Standard & Poor’s 500 Index. The cumulative total return of Company Common Stock assumes $100 invested on January 31, 1998 in Nordstrom, Inc. Common Stock and assumes reinvestment of dividends.

	1998	1999	2000	2001	2002

Standard & Poor’s 500 Index	100	131	142	139	115
Standard & Poor’s Retail Index	100	166	184	188	199
Nordstrom, Inc. Common Stock	100	165	88	83	105

Certain Relationships And Related Transactions	During the fiscal year ended January 31, 2003 the Company and JBW Aircraft Leasing Company, Inc. (“JBW”), of which John N. Nordstrom, Director, Bruce A. Nordstrom, Chairman, and D. Wayne Gittinger, Director, are the sole shareholders, operated under Interchange Agreements pursuant to which the Company made aircraft available for occasional use by JBW in exchange for the Company’s use of JBW’s airplane. During the fiscal year ended January 31, 2003 the Company made payments to JBW for use of its aircraft in the amount of $435,137. The rate of these payments was based on an evaluation of the alternatives available to the Company for chartering this type of aircraft from third-party charter services. These payments were fair and reasonable and as favorable to the Company as those which could have been obtained from such third party services. During the same period, JBW and its shareholders paid the Company $137,885 for maintenance services, pilot services and hangar rent. These payments equaled or exceeded the cost to the Company of providing those services and, in the Company’s opinion, were fair and reasonable. This arrangement also allowed the Company to employ an additional full-time mechanic and provided the Company with access to an additional aircraft for business use.

During the fiscal year ended January 31, 2003 JW Limited, of which John N. Nordstrom, Director, and D. Wayne Gittinger, Director, are the sole shareholders, paid the Company $21,863 for maintenance services and hangar rent. In addition, John N. Nordstrom paid the Company approximately $24,130 for maintenance services and hangar rent for his personal aircraft. These payments equaled or exceeded the cost to the Company of providing those services and, in the Company’s opinion, were fair and reasonable.

On June 15, 1999, Geevy S.K. Thomas, an Executive Vice President of the Company, executed a promissory note in favor of the Company evidencing a loan in the original amount of $150,000 (with interest at the rate of 7.75%) to facilitate his relocation from California to Washington. The maximum amount of indebtedness during the fiscal year ended January 31, 2003 was $70,044. During the fiscal year ended January 31, 2003 the amounts owing under the note were discharged by the Company.

On June 15, 1999, Llynn (Len) A. Kuntz, an Executive Vice President of the Company, executed a promissory note in favor of the Company evidencing a loan in the original amount of $150,000 (with interest at the rate of 7.75%) to facilitate his relocation from Virginia to Washington. The maximum amount of indebtedness during the fiscal year ended January 31, 2003 was $70,044. During the fiscal year ended January 31, 2003 the amounts owing under the note were discharged by the Company.

The Company employed the wife of Mr. Kuntz during the fiscal year ended January 31, 2003 at a total salary and bonus of $243,034.

The Company employed the stepdaughter of Jammie Baugh, an Executive Vice President of the Company, during the fiscal year ended January 31, 2003 at a total salary and bonus of $79,080.

The Company employed the sister-in-law of Laurie M. Black, an Executive Vice President of the Company, during the fiscal year ended January 31, 2003 at a total salary and bonus of $91,118.

The Company employed the daughter-in-law of David L. Mackie, Vice President and Corporate Secretary, during the fiscal year ended January 31, 2003 at a total salary and bonus of $77,464.

Bruce A. Nordstrom’s son and Blake W. Nordstrom and Peter E. Nordstrom’s brother, Erik B. Nordstrom, an Executive Vice President of the Company, was employed by the Company during the fiscal year ended January 31, 2003 at a total salary and bonus of $609,016.

The Company employed the nephew of John N. Nordstrom, a Director, during the fiscal year ended January 31, 2003 at a total salary and bonus of $146,300.

The Company employed the wife of James R. O’Neal, an Executive Vice President of the Company, during the fiscal year ended January 31, 2003 at a total salary and bonus of $171,875.

The Company employed the brother of Joel T. Stinson, an Executive Vice President of the Company, during the fiscal year ended January 31, 2003 at a total salary and bonus of $152,717.

Proposal 2: Ratification of Appointment of Auditors	The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed the independent public accounting firm of Deloitte & Touche to be the Company’s auditors for the fiscal year ending January 31, 2004. As in the past, the Board has determined that it would be desirable to request ratification of its appointment by the Shareholders of the Company. If the Shareholders do not ratify the appointment of Deloitte & Touche, the appointment of independent public accountants will be reconsidered by the Board. A representative of Deloitte & Touche will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Audit Fees. The Company paid the following fees to Deloitte & Touche for the fiscal years ended January 31, 2003 and 2002:

Fiscal Year Ended January 31,	2003	2002

Audit Fees	$867,338	$636,965
Audit-Related Fees	$393,260	$321,874
Tax Fees	$314,239	$733,971
All Other Fees	$103,185	$2,682,407

	$1,678,022	$4,375,217

Audit fees primarily include attestation services for the consolidated financial statements of the Company and the separate financial statements of Nordstrom Credit, Inc., along with reviews of the interim financial information of the Company and Nordstrom Credit, Inc., and their respective Forms 10-K and 10-Q. Deloitte & Touche’s work on these two audits was performed by full time, permanent employees and partners of Deloitte & Touche.

Audit-related fees generally include fees for the audit of Nordstrom.com, and agreed upon and other procedures related to asset securitizations.

Tax fees in the current year primarily include assistance provided to the Company on foreign tax consulting. Prior year numbers include amounts relating to a tax consulting project for a research and development credit on the Company’s financial systems implementation project.

In the current year, other fees primarily include consulting projects for Façonnable SAS. Prior year amounts include consulting projects by Deloitte Consulting relating to corporate logistics, financial process/systems assessments, and financial systems design and implementation.

The Audit Committee believes the provision of these audit and non-audit services is compatible with maintaining Deloitte & Touche’s independence as the Company’s independent accounting firm.

On April 1, 2003 the Audit Committee adopted a policy that requires the Audit Committee to pre-approve all audit and non-audit services performed by the independent auditors in order to assure that they do not impair the auditor’s independence from the Company. The Committee will also review, at each of its regularly scheduled meetings, (i) a listing of approved services since its last review; (ii) a report summarizing the year-to-date services provided by the independent auditor, including fees paid for those services; and (iii) a projection for the current fiscal year of estimated fees.

In addition, the policy prohibits the Company from engaging the independent auditors for services billed on a contingent fee basis and from hiring current or former employees of the independent auditors to any position at the divisional vice president level or higher unless such employment is approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF DELOITTE & TOUCHE LLP AS AUDITORS FOR THE COMPANY.

Proposal 3: Shareholder Proposal Regarding Expensing Stock Options	The Sheet Metal Workers’ National Pension Fund, 601 North Fairfax Street, Suite 500, Alexandria, Virginia 22314-2075, which represented to the Company that it held 3,000 shares of Common Stock on December 9, 2002, has notified the Company that it intends to present the following Proposal at the Annual Meeting:

“Resolved, that the shareholders of Nordstrom, Inc. (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

Statement of Support: Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

A recent report issued by Standard & Poor’s indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Alan Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options is a Bandwagon Worth Joining,” Aug. 16, 2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crises of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom — examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings...

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.’s have told their shareholders that options are cost-free...

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

Many companies have responded to investors’ concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our Company has yet to act. We urge your support.”

The Company’s Statement in Opposition

We believe that there are costs associated with stock options and that those costs should be disclosed to Shareholders. We also understand the need of our Shareholders to have access to information that accurately and clearly presents the financial results of the Company and that makes our results easily comparable to the results of other companies.

As discussed below, the subject of accounting for stock options is being actively debated. Until the accounting regulators provide more clarity on the issue we believe it is premature to change our accounting method. Comparability can only be achieved if companies are using the same accounting methods.

We follow the accounting rule most widely used by American industry for stock options. This rule is called the “intrinsic value” method. Its application results in no expense recognition on our earnings statement because we grant options at a price equal to the fair market value of our stock on the date of the grant. In effect, the intrinsic value method acknowledges that an option granted at fair market value has no value on the date of grant and no certainty of ever having any value. While the face of the Company’s consolidated statement of earnings does not therefore include an expense for options, Shareholders can review the information in Note 17 of the Notes to the Company’s Consolidated Financial Statements to determine what the impact of stock options on the Company’s financial results would have been had the method proposed by the proponent been used.

The Shareholder Proposal requests that we change our accounting practice and adopt the “fair value” method that is used by a minority of U.S. companies. This accounting method attempts to estimate the expense resulting from stock option grants through application of complicated valuation techniques, not originally designed for valuing employee stock options, that rely upon many assumptions, including future stock prices, stock price volatility, how long the employee will hold the option, and interest rates. Unfortunately, no rules exist as to how these assumptions should be determined. Thus the subjective nature of the fair value calculation leads to financial statements that are not comparable with other companies.

Congress, the Securities and Exchange Commission, the Financial Accounting Standards Board (FASB) and the International Accounting Standards Board are actively studying the issue of accounting for stock options. On March 12, 2003 the FASB announced it would initiate a project to “improve the accounting and disclosures related to stock-based compensation . . . costs” and to “address whether to require the cost of employee stock options be treated as an expense.” The FASB also announced it “believes there is need for one consistent approach to recognize the costs associated with employee stock options.” The FASB hopes to issue an Exposure Draft later this year that could become effective in 2004.

The Company’s goal is to prudently select accounting methods that facilitate the presentation of financial results in an accurate and transparent manner and provide for comparability with other companies. With respect to accounting for the cost of stock options, we believe the best way to further this goal is to retain the Company’s current accounting policy and await a decision on this issue from the organizations that regulate financial accounting.

ACCORDINGLY, THE BOARD OF DIRECTORS URGES YOU TO VOTE AGAINST THIS PROPOSAL.

Compliance with Section 16 of the Exchange Act of 1934	Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, the Company believes that during the fiscal year ended January 31, 2003 all filing requirements of Section 16(a) of the Exchange Act applicable to its directors, executive officers and 10 percent shareholders were satisfied, except that Erik B. Nordstrom and Peter E. Nordstrom each filed a late Form 4 reporting a single transaction, and Bruce A. Nordstrom filed two reports late related to the purchase and subsequent gifting of 21 shares.

Other Matters	The Board of Directors of the Company knows of no other matters that may come before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their best judgment.

Shareholder Proposals For 2004 Annual Meeting	Shareholder proposals intended to be presented by eligible Shareholders at the Company’s 2004 Annual Meeting of Shareholders should be submitted in writing to the Corporate Secretary, 1700 Seventh Avenue, 7th floor, Seattle, Washington 98101-1742. The proposal must be received no later than December 18, 2003 to be included in the Company’s proxy materials relating to that meeting.

Shareholders wishing to bring a proposal before the 2004 Annual Meeting of Shareholders (but not include it in the Company’s proxy materials) must provide written notice of such proposal to the Corporate Secretary between January 20, 2004 and February 19, 2004.

To be in proper form, a Shareholder’s notice regarding the nomination of persons for election to the Board of Directors must be in written form and must set forth (a) as to each person whom the Shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by the person, and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder and (b) as to the Shareholder giving the notice (i) the name and record address of the Shareholder, (ii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or by record by the Shareholder, (iii) a description of all arrangements or understandings between the Shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the Shareholder, (iv) a representation that the Shareholder intends to appear in person or by proxy at the meeting to nominate the person named in its notice, and (v) any other information relating to the Shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. The notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

To be in proper form, a Shareholder’s notice regarding any other business for consideration at the Company’s 2004 Annual Meeting must set forth (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for documenting the business at the Annual Meeting, (ii) the name and record address of the Shareholder, (iii) the number of shares of capital stock of the corporation which are owned beneficially or of record by the Shareholder, (iv) a description of all arrangements or understandings between the Shareholder and any other person or persons (including their names) in connection with the proposal of the business, and (v) a representation that the Shareholder intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting.

By order of the Board of Directors,

David L. Mackie Vice President and Corporate Secretary

APPENDIX A

NORDSTROM, INC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

(as amended April 1, 2003)

PURPOSE AND SCOPE

The primary function of the Audit Committee of the Board of Directors (the “Committee”) is to assist the Board in fulfilling its oversight responsibilities by reviewing and appraising:

1.	The accounting, auditing and financial reporting processes of the Company;
2.	The management of business and financial risk and the internal controls environment;
3.	The Company’s compliance with legal and regulatory requirements;
4.	The effectiveness and efficiency of operations;
5.	The integrity of the Company’s financial statements;
6.	Reports resulting from the performance of audits by the independent auditor and the internal auditor;
7.	The qualifications, independence and performance of the Company’s independent auditors; and
8.	The performance of the Company’s internal audit function.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement. The Audit Committee shall annually review the Audit Committee’s own performance.

AUTHORITY

In fulfilling its responsibilities, the Committee shall:

1.	Have authority to conduct or authorize investigations into any relevant matters;
2.	Have authority to access Company records and information;
3.	Have sole authority to engage, evaluate and terminate the Company’s independent auditors (subject to shareholder ratification);
4.	Have direct access to the independent auditor as well as anyone within the Company, and the independent auditor shall report directly to the Committee;
5.	Be directly responsible for the approval of all audit engagement fees and terms and resolution of disagreements between management and the independent auditor regarding financial reporting;
6.	Have sole authority to pre-approve all auditing services and permitted non-audit services to be performed by the Company’s independent auditors;
7.	Have authority to form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.
8.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting and internal control matters; and
9.	Have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting, or other advisors or experts at the Company’s expense.

COMMITTEE COMPOSITION, MEETINGS AND ADMINISTRATIVE MATTERS

1.	Member Requirements. Audit Committee members shall meet the requirements of the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE) as follows:

•	Number of Directors. The Committee shall consist of at least three directors.

•	Independent Directors Only. As defined by the NYSE.

•	Finance/ Accounting Qualifications. All Committee members shall be generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise.

•	“Audit Committee Financial Expert.” The Committee must have at least one member that qualifies as an “audit committee financial expert”, as defined by the SEC.

•	Simultaneous Service. If a member of the Committee simultaneously serves on the audit committee of more than three public companies, the Board must make a determination that the simultaneous service does not impair the effectiveness of that member.

2.	Committee Appointment. The Committee and its Chairperson shall be appointed annually by the Corporate Governance and Nominating Committee and members’ independence shall be confirmed by the Board during the appointment process.

3.	Meeting Frequency. The Committee shall meet at least four times per year, or more often as deemed necessary by the Chairperson.

4.	Meeting Attendees. In addition to the Committee members, the Committee may ask that members of management, Internal Audit, the Company’s independent auditors, or others be present at Committee meetings.

5.	Minutes. Minutes of each meeting shall be prepared by the designee of the Chairperson of the Committee. Draft minutes shall be distributed to Committee members, as soon as practicable after each meeting, for approval at the next meeting of the Committee. The approved minutes shall be provided to the Secretary of the Company for retention with the permanent records of the Company.

6.	Private Communications. At the Committee meetings, there shall be an opportunity for Committee members to have private communication with management, the internal auditors and the independent auditors in separate executive sessions.

7.	Complaint Procedures. The Committee shall maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting and internal control matters, including the confidential, anonymous submissions by Company employees about any questionable accounting practices.

8.	Reporting to the Board. The Chairperson or his or her designee will report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

9.	Audit Committee Charter Update and Disclosure. The Committee shall, at least annually, review its Charter and, if appropriate, propose revisions to the full Board of Directors for approval.

•	Proxy Statement Disclosure – The Charter shall be published in the Company’s proxy statement at least once every three years in accordance with Securities and Exchange Commission regulations.

10.	Annual NYSE Certification Letter. As required by the NYSE, the Committee shall annually submit a certification letter to the NYSE confirming members meet financial qualifications, the Board confirmed members’ independence, and the Committee reevaluated its Charter within the last year.

11.	Independent Auditor Appointment. The independent auditor is ultimately accountable to the Audit Committee. The Committee shall have the sole authority to engage, evaluate, replace and approve the compensation of, the Company’s independent auditor, including the approval of any significant non-audit relationship with the independent auditor. The appointment by the Audit Committee shall be subject to shareholder ratification.

12.	Independent Auditor Independence. The Committee shall require from the independent auditor a formal written statement delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard 1 and at least annually, obtain and review a report describing their internal quality control procedures, any material issues raised by recent peer or governmental reviews of the firm, any inquiry or investigation by governmental or professional authorities within the last five years respecting independent audits carried out by the firm, and any steps taken to deal with any such issues, and (to assess the auditor’s independence) all relationships between the independent auditor and the Company. The Committee shall discuss with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the auditor and shall take appropriate action to reasonably assure the independence of the auditor.

      The Committee shall ensure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for the concurring review of the audit as required by law. The Committee shall also consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

      The Committee shall also recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor.

13.	Divisional Vice President (DVP) of Internal Audit Appointment. The Committee shall review and approve the appointment, replacement or dismissal of the DVP of Internal Audit.

CORPORATE ACCOUNTING AND FINANCIAL REPORTING

1.	Accounting Principles and Financial Reporting Policies. The Committee will review with financial management and approve the Company’s significant accounting and reporting policies and any changes thereto. The Committee will periodically discuss with the independent auditor their judgments about the quality of the Company’s accounting principles as applied in its financial reporting, including such matters as the clarity of disclosures, and other significant matters of judgment.

2.	Financial Controls. The Committee will review financial controls with management and assess the internal processes for determining and managing key risk areas to safeguard assets and provide appropriate assurance of accurate financial reporting.

3.	Quarterly Financial Statements and Independent Auditor’s Review. The Committee Chairperson will review with financial management and the independent auditors the Company’s quarterly financial statements prior to the filing of Form 10-Q. The Committee Chairperson will discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with the American Institute of Certified Public Accountants, Statement on Auditing Standards Number 61 (AICPA SAS 61). The Committee will review disclosures made to the Committee by the Company’s President and CFO during their certification process for the Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

4.	Annual Financial Statements and Independent Auditor’s Audit Results. Prior to filing form 10-K, the Committee will discuss the annual financial report and audit results with financial management and the independent auditors. The Committee will discuss with the independent auditors those matters required to be communicated to audit committees in accordance with AICPA SAS 61. The Committee will review disclosures made to the Committee by the Company’s President and CFO during their certification process for the Form 10-K about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

•	Annual Financial Statement Recommendation to the Board. Based on its review, the Committee will recommend to the Board the inclusion of the Company’s audited financial statements in the annual report on Form 10-K.

5.	Earnings Press Releases and Financial Guidance. The Committee will discuss with management the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6.	Proxy Disclosure – Annual Audit Committee Report to Shareholders. The Committee will annually prepare a report for inclusion in the proxy statement.

RISK ASSESSMENT, INTERNAL CONTROLS AND LEGAL MATTERS

1.	Independent Auditor’s Plan and Fees. The Committee will review with the independent auditors their risk assessment, scope and approach, and related fees, for the annual audit. The Committee will also review the nature of and fees for all other professional services provided to the Company by the independent auditor or its affiliates.

2.	Internal Audit. The Committee will review, with internal audit, the process used to assess risks, and develop appropriate annual plans. The Committee will consider and review any difficulties encountered in the course of internal audit work. The Committee will review any significant changes to the internal audit plan.

3.	Significant Control Weaknesses. The Committee will consider and review with the independent auditors, internal audit and management, any significant control weaknesses, including management’s timetable and corrective action plans.

4.	Legal Matters. The Committee will review with management and counsel, any legal matters that could have a material impact on the Company’s financial statements and the Company’s compliance with applicable laws and regulations, including reports received from regulators or governmental agencies.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
NORDSTROM, INC.
1617 SIXTH AVENUE, SEATTLE, WASHINGTON 98101-1742

By signing this Proxy, the Shareholder appoints D. Wayne Gittinger and David L. Mackie, or either of them, with full power of substitution, proxies to vote all shares of stock of the undersigned entitled to vote at the Annual Meeting of Shareholders of Nordstrom, Inc. to be held May 20, 2003, at 11:00 a.m., Pacific Daylight Time, in the John W. Nordstrom Room, Downtown Seattle Nordstrom, 1617 Sixth Avenue, 5th Floor, Seattle, Washington, 98101-1742, and any adjournment thereof, with all power the Shareholder would possess if personally present. This Proxy will be voted in accordance with the instructions given. Unless revoked or otherwise instructed, the shares represented by this Proxy will be voted for proposals 1 and 2, and, if it is properly presented, against proposal 3, and will be voted in accordance with the discretion of the proxies upon all other matters that may come before the meeting and any adjournment thereof.

Notwithstanding the above, if there are shares allocated to the Shareholder’s account in the Nordstrom Profit Sharing and 401(k) Plan (the “Plan”), the undersigned hereby confidentially directs the Plan’s Trustee (Putnam Fiduciary Trust Company) to vote all shares as indicated on the reverse side of this card. If this Proxy is signed and returned without specific instructions for voting, the shares will be voted by the Plan’s Trustee as provided in the paragraph above. If the Shareholder does not vote the shares held by the Plan (by returning this Proxy), they will be voted in the discretion of the Plan’s fiduciary, as provided by the Plan.

Please mark, date, sign, and return this proxy card promptly using the enclosed postage-paid envelope.

Address Change/Comments (Mark the corresponding box on the reverse side)

- FOLD AND DETACH HERE -

DIRECT DEPOSIT OF DIVIDEND

Nordstrom is pleased to offer its shareholders of record the ability to have quarterly dividends electronically deposited. This service is provided at no cost to you and enables you to have your dividends deposited in an account at the financial institution of your choice.

The advantages of having your dividend payment electronically deposited include: the availability of funds, the elimination of a trip to the bank, and no possibility of a stolen or lost check.

If you wish to take advantage of this service, then please contact Mellon Investor Services LLC at 1-800-318-7045.

NORDSTROM

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

The Board of Directors recommends	FOR	WITHHOLD
a vote FOR all nominees	all nominees	AUTHORITY
	(except as indicated to	to vote for all
	the contrary below)	nominees
PROPOSAL 1. ELECTION OF DIRECTORS	☐	☐

01 D. W. Gittinger 02 E. Hernandez, Jr. 03 J. P. Jackson 04 J. A. McMillan 05 B. A. Nordstrom	06 J. N. Nordstrom 07 A. E. Osborne, Jr. 08 W. D. Ruckelshaus 09 S. M. Shern 10 A. A. Winter

To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.

The Board of Directors recommends a vote FOR Proposal 2 and
AGAINST Proposal 3.

	FOR	AGAINST	ABSTAIN
PROPOSAL 2. RATIFICATION OF APPOINTMENT OF AUDITORS	☐	☐	☐

PROPOSAL 3. SHAREHOLDER PROPOSAL REGARDING EXPENSING STOCK OPTIONS	☐	☐	☐

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. The Board of Directors at present knows of no other matters to be brought before the meeting.

Signature(s) _____________________________________Dated _____________________________________, 2003

PLEASE SIGN AS YOUR NAME APPEARS ON THIS PROXY. Joint signers should each sign. Trustees, Guardians, Personal and other Representatives, please indicate your full title.

- FOLD AND DETACH HERE -

NORDSTROM.com — There’s always a store near you.

At Nordstrom, we want to ensure that customers find shopping with us as convenient and rewarding as possible. This is the very reason we launched NORDSTROM.com. With NORDSTROM.com, there is always a store near you. In addition to our 143 stores across the nation, you can shop online at www.nordstrom.com or through our catalogs to find the look that’s just right for you. Let us keep you posted on all promotions, events and sales — log on and register at www.nordstrom.com or call 1-888-282-6060 to receive our catalogs.

At NORDSTROM.com, you can purchase great merchandise, learn about our Company history, and review important shareholder information such as news releases, daily stock quotes, annual reports, governance information, SEC filings — even web casts of our quarterly conference calls discussing our latest financial information — all from the comfort of your home or office. Of course we value and welcome your feedback. If you have any comments regarding our web site or catalogs, please email us at contact@nordstrom.com or call us at 1-888-282-6060.

NORDSTROM